Exhibit 99.2


                                  FRIEDMAN'S
                          THE VALUE LEADER SINCE 1920

                171 Crossroads Parkway Savannah, Georgia 31422
                      PO Box 8025Savannah, Georgia 31412
                         (912) 233-9333 (800) 545-9033


     SAVANNAH, Ga., Sept. 1 /PRNewswire-FirstCall/ -- Friedman's Inc. (OTC:
FRDM.PK), the Value Leader in fine jewelry retailing, today reported that the Company and its existing lenders are continuing to meet in Pasadena, California today to work towards completion of an Amended and Restated Credit Facility which, if closed, would provide for total commitments of $135 million, comprised of a $75 million senior revolving loan and a $60 million junior term loan. Under the terms of the commitment agreements for the proposed restructuring, and a related forbearance agreement with the Company's existing lenders, the negotiation and execution of definitive documentation and the satisfaction of closing conditions were to have been completed yesterday.

     Closing meetings on the restructured credit facility commenced in Pasadena on August 30, 2004 and are continuing day-to-day. The Company stated that although Friedman's remains in active discussions with Farallon and its other senior lenders, there can be no assurance that the proposed transactions will be consummated or that the Company's lenders would continue to forbear from exercising remedies in connection with the Company's existing credit facilities.

     As previously announced on August 5, 2004, the Company had entered into a commitment letter with Farallon Capital Management, L.L.C. ("Farallon"), an affiliate of one of the lenders under the Company's existing secured credit facility, which could provide as much as $25 to $30 million of additional availability to the Company under its credit facility. As previously announced on August 20, 2004, the Company's other existing lenders agreed to the terms of the restructuring of the Company's existing secured credit facility contemplated by the Farallon commitment letter and also entered into a forbearance agreement with the Company under its existing amended and restated credit agreement. The forbearance agreement provided that the lenders would forbear from exercising their remedies with respect to any existing default until the earlier of August 31, 2004 or the occurrence of a new default. Under both agreements, Friedman's was required to complete the proposed restructuring transaction by August 31, 2004. Assuming that the closing of the pending financing transaction is consummated, Friedman's believes that the revised terms and structure of the facility, together with vendor support, should provide adequate liquidity to move forward, assuming that the required agreements with the Company's lenders and vendors can be reached promptly to provide adequate time to obtain the inventory required for Friedman's holiday season sales plan.


About Friedman's

     Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: http://www.friedmans.com.

     Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, the obtaining of additional financing and similar matters, are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements, the Company's liquidity, capital resources, ability to obtain additional financing and results of operations are subject to a number of risks and uncertainties, including but not limited to, the following: adverse effects from the Company's delay in paying suppliers and from suppliers not delivering merchandise; the ability of the Company to comply with the terms of its credit facility; the ability of the Company to satisfy all conditions precedent, including due diligence requirements, to any proposed additional financing; the willingness of the Company's vendors to participate in a vendor support program; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the ability of the Company to achieve the cost savings and operational benefits projected from its planned store closings; the final results of the audit including the review of the calculation of our allowance for doubtful accounts and any recordation of impairment charges; the results of the SEC and Justice Department investigations; the results of various litigation; the effect of the restatement on our credit facilities, including funding availability thereunder and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.